Exhibit 2.3

AMENDMENT TO MERGER AGREEMENT

THIS AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into on August 1, 2017, by and Sevion Therapeutics, Inc., a Delaware corporation (the “Parent”), Sevion Sub Ltd., an Israeli company which is a wholly owned subsidiary of Parent (the “Subsidiary”) and Eloxx Pharmaceuticals Ltd., a limited company registered under the laws of the State of Israel (“Eloxx”). The Parent, Subsidiary and Eloxx shall each be referred to hereinafter as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Parties entered into that certain Merger Agreement dated as of May 31, 2017 (the “Agreement”), in accordance with the terms set forth therein; and

WHEREAS, in order to enable the joining of LSP V Coöperatieve U.A. (“LSP”) as an Investor under the terms of the Amendment and Joinder to Share Purchase and Investors Rights Agreements dated August 1, 2017, attached hereto as Exhibit A (the “Joinder”), the Parties wish to amend the Agreement, all subject to the terms and conditions set forth in this Amendment;

NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the Parties hereby agree as follows:

1.	Unless otherwise stated, capitalized terms used herein and not otherwise defined shall have the respective meaning ascribed to them in the Agreement.

2.	The Second Closing Amount to be invested by LSP in Eloxx under the Joinder shall be deemed part of the Investment in Parent and not an Investment in Eloxx for the purpose of the Exchange Ratio or any other calculation under the Agreement.

3.	Schedule 3.3(a) to the Eloxx Disclosure Schedule shall be amended to replace the capitalization table attached therein with the capitalization table attached hereto as Exhibit B.

4.	Section 5.6(a) to the Agreement shall be replaced by the following:

“Directors. Immediately following the Merger Effective Time, Parent and the Parent Board shall take all necessary actions to ensure that the Parent Board shall consist of the following directors: (i) one director shall be appointed by Dr. Phillip Frost; (ii) three directors shall be appointed by Pontifax, of whom two shall be unaffiliated to Pontifax unless Dr. Silvia Noiman serves as the Chairperson of the Parent Board, in which event Pontifax shall nominate only one unaffiliated director; (iii) the Chief Executive Officer of Parent; (iv) Mr. Gilad Shabtai will have the right to appoint one member to the Parent Board; (v) Catalyst will have the right to appoint one member to the Parent Board; (vi) Global Health Science Fund I, L.P. will have the right to appoint one member to the Parent Board and (vii) LSP V Coöperatieve U.A. shall have the right to appoint one member to the Parent Board”.

5.	Section 6.3(iii) to the Agreement shall be replaced by the following:

“(iii) A certificate of the Parent’s Chief Financial Officer certifying as of the Closing Date: (a) the amount of Parent Liabilities and the amount (if any) received in consideration of the Fabrus Transaction; and (b) that the cash amount of the Parent upon the Merger Effective Time is equal to the investments amount under Investment in Parent (including the Second Closing Amount to be invested by LSP in accordance with Section 2 above) deducted by an aggregate amount of up to US$ 1,500,000”.

6.	This Amendment shall become effective upon its execution by the Parent, the Subsidiary and Eloxx, in accordance with Section 11.12 of the Agreement. Other than as specifically amended hereby, the Agreement shall remain in full force and effect as originally constituted and is hereby ratified and affirmed by the Parties hereto.

7.	In the event of contradiction between any provision of the Agreement and this Amendment, this Amendment shall prevail.

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment to Merger Agreement as of the date first written above.

Sevion Therapeutics Inc. By: ________________ Title: _________________
Sevion Sub Ltd. By: ________________ Title: _________________
Eloxx Pharmaceuticals Ltd. By: ________________ Title: _________________